Filed pursuant to Rule 433
April 4, 2006

Relating to
Pricing Supplement No. 41 dated April 4, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes Due 2016

Pricing Sheet – April 4, 2006

Issuer:	Morgan Stanley
Issue Price:	100% per Note
Aggregate Principal Amount:	$5,000,000
Trade Date:	April 4, 2006
Original Issue Date (Settlement):	April 5, 2006
Maturity:	April 5, 2016
Interest Payment Dates:	Semi-annually, on each April 5 and October 5, beginning October 5, 2006
Interest Rate:	5.25%, from and including April 5, 2006 to but excluding April 5, 2011; 7.00%, from and including April 5, 2011 to but excluding April 5, 2016, or any earlier Redemption Date
Redemption:	In whole, at the Issuer’s option on any Redemption Date for 100% of the par value of the Notes, with at least 15 calendar days’ notice
Redemption Dates:	Any Interest Payment Date occurring on or after April 5, 2011
Denominations:	$1,000 and integral multiples thereof
CUSIP:	61745ETT8
Issuer Ratings:	Aa3 / A+
Agent:	Morgan Stanley & Co. Incorporated
Proceeds to Company:	98.75%
Agent’s Commission:	1.25%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Pricing Supplement No. 41, dated April 4, 2006 Prospectus Supplement Dated January 25, 2006 Prospectus Dated January 25, 2006